Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OceanFirst Financial Corp.:

We consent to the use of our reports dated February 28, 2020 with respect to (i) the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and (ii) the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in the Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

March 23, 2020